Bradshaw, Smith & Co., LLP

CPAs, Business Advisors & Consultants

5851 West Charleston Blvd.

Las Vegas, Nevada 89146

(702) 878-9788 Fax (702) 878-4510

Securities and Exchange Commission

Washington, D.C. 20549

Gentlemen:

We were previously the accountants for Left Right Marketing Technology, Inc. and on September 16, 2003, we reported on the financial statements of Left Right Marketing Technology, Inc. as of and for the years ended June 30, 2003 and 2002. On October 1, 2003, Left Right Marketing Technology, Inc. notified us that they had dismissed us as accountants of Left Right Marketing Technology, Inc. We have read Left Right Marketing Technology, Inc.'s statements included under Item 4 of its Form 8-K/A for October 1, 2003, and we agree with such statements.

/s/ Bradshaw, Smith & Co., LLP

Las Vegas, Nevada

October 8, 2003